UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 13, 2012

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 13, 2012, DuPont Fabros Technology, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters listed on Schedule 1 attached thereto (the “Underwriters”), pursuant to which the Company agreed to offer and sell 2,600,000 shares of its 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”). The Series B Preferred Stock was offered to the public at a price of $25.00 per share, and was offered to the Underwriters at a price of $24.2125 per share. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 390,000 shares of Series B Preferred Stock. The closing of this offering is expected to occur on or about January 19, 2012, subject to certain customary closing conditions. The Company estimates that the net proceeds from this offering, after paying the underwriting discount and estimated offering expenses, will be approximately $62.6 million or approximately $72.0 million if the Underwriters’ option to purchase additional shares is exercised in full.

The Company intends to use all of the net proceeds from this offering of the Series B Preferred Stock pursuant to the Underwriting Agreement to repay outstanding borrowings under the Company’s $100 million revolving credit facility and for other general corporate purposes. As of January 13, 2012, the Company had $35 million outstanding under its $100 million revolving credit facility.

The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Some of the Underwriters and their affiliates have engaged in investment banking and other commercial dealings in the ordinary course of business with the Company and may therefore have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive in connection with the offering. Affiliates of the Underwriters, Raymond James & Associates, Inc., Jefferies & Company, Inc. and KeyBanc Capital Markets Inc., are lenders under the Company’s $100 million revolving credit facility and therefore will receive a portion of the net proceeds of this offering. In addition, affiliates of Jefferies & Company, Inc. are members of the lending syndicate for the Company’s ACC5 term loan.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated January 13, 2012, by and among the Company and Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Series B Preferred Stock

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

January 18, 2012

/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated January 13, 2012, by and among the Company and Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Series B Preferred Stock

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1)